MONTE ROSA THERAPEUTICS, INC.

AMENDED AND RESTATED Insider Trading POLICY

Monte Rosa Therapeutics, Inc. (the “Company”) has adopted the following policy and procedures for securities trading by Company directors and employees (our “Insider Trading Policy”). Our Insider Trading Policy is intended to prevent the misuse of material nonpublic information, insider trading in securities, and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand, and comply with this Insider Trading Policy and applicable laws. Our Board of Directors has approved this Insider Trading Policy, and we have appointed Philip Nickson, the Company’s Chief Business and Legal Officer, as the Compliance Officer (with their designees, the “Compliance Officer”) to administer the policy and to be available to answer your questions.

PART I. OVERVIEW

A. Who Must Comply?

This Insider Trading Policy applies to all of our employees and members of our Board of Directors, including anyone employed by or acting as a director of any of the Company’s subsidiaries, as well as any other individuals whom the Compliance Officer may designate as Insiders (defined below) because they have access to material nonpublic information about the Company.

In addition, all individuals set forth on Exhibit A hereto must comply with the Trading Procedures included in Part II of this Insider Trading Policy (the “Trading Procedures”); we will refer to these individuals in this policy as “Insiders.” The Trading Procedures provide rules for when Insiders can trade in our securities and explain the process for mandatory pre-clearance of proposed trades. You will be notified if you are considered to be an Insider who is required to comply with the Trading Procedures.

This Insider Trading Policy and, for Insiders, the Trading Procedures also apply to the following persons (“Affiliated Persons”):

•
your “Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.).);

•
all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•
all persons who execute trades on your behalf; and
•
all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

B. What is Prohibited by this Insider Trading Policy?

You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.

Prohibition on Trading in Company Securities

When you are in possession of material nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with this policy that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

The trading prohibitions in this Insider Trading Policy do apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option, and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Prohibition on Tipping

Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.

Prohibition on Trading in Securities of Other Companies

Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company's distributors, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information.

If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Compliance Officer before trading in any of those company’s securities.

Additionally, if you believe you may be in possession of nonpublic information about the Company that could potentially have a material effect on the stock price of a company with which the Company does not have an existing business relationship or with which the Company is not discussing a potential transaction or business relationship, you should exercise caution when trading in the securities of that company because the SEC has successfully brought an insider trading claim against an insider in those circumstances.

Other Prohibited Transactions

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No Short Sales. You may not at any time sell any securities of the Company that are not owned by you at the time of the sale (a “short sale”).
•
No Purchases or Sales of Derivative Securities or Hedging Transactions. You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities.
•
No Company Securities Subject to Margin Calls. You may not use the Company’s securities as collateral in a margin account.
•
No Pledges. You may not pledge Company securities as collateral for a loan (or modify an existing pledge).

Duration of Trading Prohibitions

These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.

This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures described in Part III, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.

C. What is Material Nonpublic Information?

This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer.

“Material” Information

Information about our Company or any other company is “material” if it could reasonably be expected to affect the investment decisions of a stockholder or potential investor or if disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information about other companies that would preclude you from trading in their securities.

In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are examples of the types of information that could be material:

•
developments regarding any programs in clinical development or subject to regulatory approval, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed clinical trials;
•
projections of future earnings or losses, or other earnings guidance;
•
quarterly financial results that are known but have not been publicly disclosed;
•
potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•
pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•
changes in senior management or member of our Board of Directors;
•
significant actual or threatened litigation or governmental investigations or major developments in such matters;
•
cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•
significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•
changes in dividend policy, declarations of stock splits, or proposed securities offerings or other financings;
•
potential defaults under our credit agreements or indentures or potential material liquidity issues; and
•
bankruptcies or receiverships.

The above items will not always be material. For example, some new products or contracts may clearly be material while others may not be. No “bright-line” standard or list of items can adequately address the range of situations that may arise; information and events should be carefully considered in terms of their materiality to the Company.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.

To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release, publishing the information on our website or posting on social media if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person with material nonpublic information can trade, the market must have adequate time to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the completion of one full day of trading following our public release of the information. For that purpose, a full day of trading means an entire calendar day in which a session of regular trading hours on the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier close time as has been set by exchange rules) has occurred.

For example, if the Company publicly discloses material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company publicly discloses material information after trading begins on a Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

D. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the U.S. Securities and Exchange Commission (the “SEC”) and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously, successfully prosecuting, for example, trading by employees in foreign accounts, trading by family members and friends of insiders, and trading involving only a small number of shares.

The penalties for violating rules against insider trading can be severe and include:

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forfeiting any profit gained or loss avoided by the trading;
•
payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
•
payment of criminal penalties of up to $5,000,000;
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payment of civil penalties of up to three times the profit made or loss avoided; and
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imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

E. How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading or know of any such violation by any director or employee of the Company, you should report the violation immediately to the Compliance Officer.

PART II. TRADING PROCEDURES

A. Special Trading Restrictions Applicable to Insiders

In addition to needing to comply with the restrictions on trading in our securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

1. No Trading Except During Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the last day of the third month of the then-current quarter. For the purposes of the foregoing, a full trading day means an entire calendar day in which a session of regular trading hours on the Nasdaq between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier close time as has been set by exchange rules) has occurred. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) if granted a waiver in accordance with the procedure for granting waivers as described below.

For example, if we release earnings results before the market opens on a Tuesday, the first time an Insider can buy or sell Company securities is after the market opens on Wednesday. However, if our earnings release occurs after trading begins on a Tuesday, the first time that an Insider can buy or sell Company securities is the opening of the market on Thursday.

Of course, if an Insider has material nonpublic information about the Company during one of these trading windows, the Insider may not trade in the Company’s securities.

2. Special Closed Trading Periods

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would be a permitted trading window. During a Special Closed Window, designated

Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

4. Gifts and Distributions in Kind.

No Insider may donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade unless the donee agrees not to sell the shares until the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy.

B. Pre-Clearance Procedures

No Insider may trade in our securities, even during an open trading window, unless the trade has been approved by the Compliance Officer in accordance with the procedures described below. In reviewing trading requests, the Compliance Officer may consult with our other officers and/or outside legal counsel and will seek approval of their own trades from the Chief Executive Officer, the Chief Financial Officer or any other designated officer, as applicable.

1.
Procedures. No Insider may trade in our securities unless:
•
The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. To provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days before the intended trade date;
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The Insider has certified to the Compliance Officer in writing before the proposed trade(s) that the Insider does not possess material nonpublic information concerning the Company;
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If the Insider is an executive officer or director, the Insider has informed the Compliance Officer, using the Stock Transaction Request form, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•
The Compliance Officer has approved the trade(s) and has certified their approval in writing (which may be by email).

The Compliance Officer does not assume responsibility for, and approval by the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

2.
Additional Information.

Insiders shall provide to the Compliance Officer any documentation the Compliance Officer reasonably requires in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the Compliance Officer to deny approval of the trade request.

3.
Notification of Brokers of Insider Status

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.

4.
No Obligation to Approve Trades.

The foregoing approval procedures do not in any way obligate the Compliance Officer to approve any trade. The Compliance Officer has sole discretion to reject any trading request.

From time to time, an event may occur that is material to the Company and is known by only by a limited number of directors and employees. The Compliance Officer may decline an Insider’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if the Insider is not aware of that material nonpublic development. If any Insider engages in a trade before a material nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may decide not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material nonpublic development is disclosed to the public or resolved. If an Insider requests preclearance of a trade during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

5.
Completion of Trades.

After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.

6.
Post-Trade Reporting.

The details of any transactions in our securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer that effected the transaction and whether the trade was made pursuant to a valid Rule 10b5-1 Plan. This reporting requirement may be satisfied by providing (or having the Insider’s broker provide) a trade order confirmation to the Compliance Officer if the Compliance Officer receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C. Exemptions

1.
Pre-Approved Rule 10b5-1 Plan.

Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to our trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to trade in Company securities outside of our trading windows, even when in possession of material nonpublic information.

The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

2.
Employee Equity and Retirement Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise for cash of an option to purchase securities of the Company. However, the exercise is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding and any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy tax withholding requirements if (a) withholding is required by the applicable plan or award agreement or (b) the election to exercise the tax withholding right was made by the Insider in compliance with the Trading Procedures.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or its employees that are used to purchase Company stock pursuant to the employees’ advance instructions under the Company’s 2021 Employee Stock Purchase Plan. However, an Insider may not: (a) elect to participate in the plan or alter their instructions regarding the level of withholding or purchase by the Insider of Company securities under the plan; or (b) make cash contributions to the plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under the plan is subject to the prohibitions and restrictions of the Trading Procedures.

D. Waivers

A waiver of any provision of this Insider Trading Policy or the Trading Procedures may be authorized in writing by the Compliance Officer or the Audit Committee of the Board of Directors. All waivers shall be reported to the Board of Directors.

PART III. AMENDMENT

This Insider Trading Policy may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.

PART IV. ACKNOWLEDGEMENT

We will deliver a copy of this Insider Trading Policy to all current employees and directors and designated consultants and to future employees and directors and designated consultants at the start of their employment or relationship with the Company. Each of these individuals must acknowledge that they have received a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The attached acknowledgment must be completed and submitted to the Company within ten days of receipt.

At our request, directors and designated employees and consultants will be required to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For that purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of those items have been delivered by regular or electronic mail (or other delivery option used by the Company) to the Compliance Officer.

* * *

Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

ADOPTED: May 28, 2021

EFFECTIVE: June 23, 2021

AMENDED AND RESTATED: September 14, 2022, September 27, 2023 and September 12, 2024

EXHIBIT A

INSIDERS

•
Directors
•
Officers
•
Employees who are SVP-level and above
•
Members of the finance department that are involved in preparing periodic financial reporting
•
Such other individuals as may be designated by the Company from time to time

EXHIBIT B

STOCK TRANSACTION REQUEST

Pursuant to Monte Rosa Therapeutics, Inc.’s Insider Trading Policy, I hereby notify Monte Rosa Therapeutics, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

*NOTE: Multiple lots must be listed on separate forms or broken out.

EXHIBIT C

ACKNOWLEDGEMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with the Insider Trading Policy of Monte Rosa Therapeutics, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons.” I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plan(s) against the transfer of any Company securities that the Company considers to be in contravention of the Insider Trading Policy.

This acknowledgement constitutes consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any stop-transfer orders to the Company’s transfer agent that the Company, in its sole discretion, deems appropriate to ensure compliance.

Date:	Signature:

Name:

Title:

Send signed Acknowledgement to:

Chief Compliance Officer

Monte Rosa Therapeutics, Inc.

321 Harrison Ave, Suite 900

Boston, MA 02118

EXHIBIT D

Monte Rosa Therapeutics, Inc.

(the “Company”)

Rule 10b5-1 Trading Plan Policy

Adopted on September 27, 2023 (the “Effective Date”)

This Rule 10b5-1 Trading Plan Policy should be read in conjunction with the Company’s Insider Trading Policy (the “Insider Trading Policy”). Specifically, Part II, Section C.1 of the Insider Trading Policy provides that transactions made pursuant to an approved Rule 10b5-1 Plan will not be subject to the trading windows or pre-clearance procedures set forth in the Insider Trading Policy. Terms used in this Rule 10b5-1 Trading Plan Policy and not otherwise defined have the meanings set forth in the Insider Trading Policy.

Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against allegations of insider trading. This affirmative defense is often referred to as a “safe harbor” from such allegations. The Rule 10b5‑1(c) safe harbor is available to the Company’s employees, officers and directors who make trades pursuant to a trading “plan” that meets the requirements of the rule. A plan that meets the requirements of the Rule 10b5-1(c) safe harbor is referred to herein as a “Trading Plan.” Trading Plans may be used for purchases, sales, gifts or other transfers of securities.

The Company allows Insiders to enter into Trading Plans, but only if those plans are pre-approved in writing by our General Counsel (the “Compliance Officer”). The Compliance Officer is assigned the job of approving any Trading Plan as to its form. Most brokerage firms will provide a form Trading Plan that is used for all clients.

All Trading Plans adopted after the Effective Date and any amendment to, modification of, or termination of a Trading Plan adopted after the Effective Date must comply with Rule 10b5-1 and must meet the following minimum conditions:

(a)
Trading Plan Requirements.
a.
Plan and Approval. Each Trading Plan proposed to be entered into by an Insider must be approved in writing by the Compliance Officer prior to its effectiveness. The Trading Plan must be in writing and signed by the Insider. The Trading Plan must include a written representation by the Insider that they are not aware of any material nonpublic information concerning the Company and that they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act. We will keep a copy of each Trading Plan in our files.
b.
Timing and Term of Plan. Each Trading Plan used by an Insider must be adopted (a) when the trading window for the Insider is open under our Insider

Trading Policy; and (b) when the Insider does not otherwise possess material nonpublic information about the Company.
c.
Timing of Plan Amendment and Modification; Termination of Plans. Trading Plans may be amended or modified only (a) when the trading window for the Insider is open under our Insider Trading Policy; (b) when the Insider does not possess material nonpublic information about the Company; and (c) with the written approval of the Compliance Officer. Trading Plans may be terminated only with the written approval of the Compliance Officer.
d.
Delayed Effectiveness of Adoption or Amendment/Modification. Each Trading Plan used by an Insider must include a “cooling off’ period prior to the first trade.

For executive officers (those officers of the Company who are required by Section 16 of the Exchange Act to file reports on their transactions in the Company’s securities) and members of the Company’s board of directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until the later of (i) the 91st day after adoption, amendment or modification of the plan and (ii) the third business day following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified. With respect to the period described in clause (ii), the required cooling off period need not exceed 120 days.

For Insiders who are not executive officers or directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until 31 days following the adoption, amendment or modification of the Trading Plan, as applicable.

e.
Relationships with Plan Broker/Administrator; No Subsequent Influence. Each Trading Plan used by an Insider must provide that the Insider may not communicate any material nonpublic information about the Company to the broker or other third party administering the plan, or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the Trading Plan in any way.
f.
Plan Specifications; Discretion Regarding Transactions Under the Plan. The Trading Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the plan without any control or influence by you. The Trading Plan must specify the material parameters for the transactions to be effected under the plan. For example, for a plan that will provide for the purchase or sale of stock, the plan must specify the amount of stock to be purchased or sold during specified time periods and the price at which such stock is to be purchased or sold, or the plan may specify or set an objective formula (e.g., stock price thresholds) for determining the price and amount of stock to be purchased or sold during specified time periods. The Compliance Officer may require that the specified time periods contained in your Trading Plan during which sales could occur shall not coincide with the specified time periods in similar Trading Plans adopted by other insiders (e.g., to avoid a particular part of a quarter when earnings will be released), or make other arrangements (such as sale volume limitations) to avoid a large number of sales occurring simultaneously or to comply with any required company policy regarding stock ownership.
g.
Only One Plan in Effect at Any Time. Unless otherwise approved by the Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, an Insider may have only one Trading Plan in effect at any time. However, an Insider may adopt a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the new Trading Plan does not become effective prior to the completion of expiration of transactions under the existing Trading Plan, in all cases consistent with Rule 10b5-1, and the new Trading Plan must comply with the cooling off period and other requirements of this Policy.
h.
Limitations on Single Trade Plans.During any 12-month period, an Insider may only enter into one Trading Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Trading Plan in a single transaction; provided, however, an Insider may have in place an additional non-concurrent single-trade Trading Plan during this same 12-month period in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Insider does not control the timing of such sales.
i.
Suspensions. Each Trading Plan used by an Insider must provide for suspension of transactions under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or other events occur, that would prohibit transactions under such plan.
j.
Compliance with Rule 144. Each Trading Plan used by an Insider must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Form 144.
k.
Broker Obligation to Provide Notice of Trades. For executive officers and members of the board of directors of the Company, each Trading Plan must provide that the broker will provide notice of any transactions under the Trading Plan to the Insider and the Company no later than the close of business on the day of the transaction.
l.
Insider Obligation to Make Exchange Act Filings. Each Trading Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act (e.g., filings required by Section 16 of the Exchange Act), as a result of or in connection with transactions under such plan, are the sole obligation of such Insider and not the Company.
m.
Required Footnote Disclosure. Insiders must footnote all trades disclosed on Form 144 and comply with any checkbox requirement on Form 4 to indicate that the trades were made pursuant to a Trading Plan.

Adopted on: September 27, 2023